For Immediate Release
Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5322 investor.relations@fib.com	www.FIBK.com

First Interstate BancSystem, Inc. Reports First Quarter Earnings

Billings, MT - April 25, 2016 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) reports first quarter 2016 net income of $20.1 million, or $0.45 per share. This compares to net income of $23.4 million, or $0.51 per share, during fourth quarter 2015, and $21.0 million, or $0.46 per share, during first quarter 2015.

HIGHLIGHTS

•	Core pre-tax, pre-provision net income of $34.4 million, a 5.4% increase from the same period in the prior year

•	Net interest margin ratio of 3.54%, a 5 basis point improvement compared to fourth quarter 2015 and an 11 basis point improvement from the same period in the prior year

•	Non-performing loans of $68.2 million, a 5.3% decrease from December 31, 2015

•	Loans past due 30-89 days of $25.0 million, a 41.7% decrease from December 31, 2015

•	Allowance for loan losses increased to 1.52% of period-end loans, as compared to 1.46% as of December 31, 2015

•	6.4% loan growth year-over-year, of which 5.7% was organic

•	Non-interest expense remained stable at $60.9 million, as compared to $60.9 million during fourth quarter 2015

•	Strong capital levels and continued share repurchases

“We are seeing positive year-over-year trends in most areas of the Company, which resulted in a 5.4% increase in our core pre-tax, pre-provision earnings,” said Kevin Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “Compared to the first quarter of 2015, we generated improvements in our revenue, net interest margin and efficiency ratio. We anticipate further improvement in our level of profitability as we enter the seasonally stronger periods of the year," Riley continued.

DIVIDEND DECLARATION

On April 18, 2016, the Executive Committee of Company's board of directors declared a dividend of $0.22 per common share payable on May 13, 2016 to owners of record as of May 2, 2016. This dividend equates to a 3.3% annual yield based on the $27.09 average closing price of the Company's common stock during first quarter 2016.

ACQUISITION

On April 26, 2016, the Company's bank subsidiary, First Interstate Bank, entered into a stock purchase agreement to acquire all of the outstanding stock of Flathead Bank of Bigfork ("Flathead Bank"), a Montana-based bank wholly owned by Flathead Holding Company. With total assets of $231.6 million as of December 31, 2015, Flathead Bank operates seven branches in western and northwestern Montana. Upon closing of the transaction, which is expected to occur during the third quarter of 2016, all Flathead Bank branches will become branches of First Interstate Bank.

“We were very pleased to further execute on our M&A strategy with the announcement of our acquisition of Flathead Bank. Flathead is a good cultural fit, deepens our penetration of the Gallatin and Flathead markets, and provides another catalyst for earnings growth. We look forward to completing this transaction and welcoming Flathead’s customers and employees to First Interstate Bank,” said Kevin Riley.

NET INTEREST INCOME

The Company's net interest income, on a fully taxable equivalent basis, decreased $480 thousand, or less than 1.0%, to $69.0 million during first quarter 2016, as compared to $69.5 million during fourth quarter 2015, primarily due to a reduction in recoveries of charged-off interest and one less accrual day during first quarter. Interest accretion attributable to the fair valuation of acquired loans contributed $1.6 million of interest income during first quarter 2016, of which approximately $549 thousand was related to early pay-offs. This compares to interest accretion of $1.3 million of interest income during fourth quarter 2015, of which approximately $327 thousand was related to early pay-offs. In addition, the Company recovered previously charged-off interest of $265 thousand during first quarter 2016, compared to $1.0 million during fourth quarter 2015.

The Company's net interest margin ratio increased 5 basis points to 3.54% during first quarter 2016, as compared to 3.49% during fourth quarter 2015. Exclusive of the accelerated interest accretion related to early payoffs of acquired loans and the impact of recoveries of charged-off interest, the Company's net interest margin ratio increased 11 basis points to 3.53% during first quarter 2016, compared to 3.42% during fourth quarter 2015.

PROVISION FOR LOAN LOSSES

The Company recorded a provision for loan losses of $4.0 million during first quarter 2016, compared to $3.3 million during fourth quarter 2015. The higher provision for loan losses in first quarter 2016, as compared to fourth quarter 2015, is reflective of increases in specific reserves primarily related to the loans of two energy sector borrowers, the application of historical loss factors to downgraded credits and an increase in the general economic loss factor applied to loans in the Wyoming market as a result of stress in the energy sector.

NON-INTEREST INCOME

Non-interest income decreased $3.7 million to $27.2 million during first quarter 2016, as compared to $30.9 million during fourth quarter 2015, primarily due to seasonal declines in fee-based revenues, particularly mortgage banking revenues, and lower returns on deferred compensation plan assets.

Mortgage banking revenues were $6.1 million during first quarter 2016, down from $7.3 million during fourth quarter 2015, primarily driven by a decrease in mortgage loan production. Historically, the Company's mortgage loan production is lower during the first quarter of each year and that held true in 2016. During first quarter 2016, the Company's overall mortgage loan production decreased 28%, as compared to fourth quarter 2015. Loans originated for home purchases accounted for approximately 59% of the Company's mortgage loan production during first quarter 2016, as compared to 66% during fourth quarter 2015 and 57% during first quarter 2015.

Fluctuations in returns on deferred compensation plan assets, which are included in other income, are offset by corresponding fluctuations in employee benefits expense and, therefore, have no impact on the Company's net income. Returns on deferred compensation plan assets decreased $1.0 million during first quarter 2016, as compared to fourth quarter 2015.

NON-INTEREST EXPENSE

Non-interest expense remained stable at $60.9 million during first quarter 2016 and fourth quarter 2015. First quarter 2016 non-interest expenses included seasonally higher employee benefits and incentive compensation expenses. In addition, during first quarter 2016, the Company recorded one-time separation and special bonus expense of $1.2 million. These higher expenses were offset by lower commissioned pay, advertising and payment services expenses, which typically decline during the first quarter. Effective January 1, 2016, the Company began capturing certain software costs separately from equipment costs, resulting in an increase of approximately $2.0 million in other expenses and a corresponding decrease in occupancy and equipment expense during first quarter 2016, as compared to fourth quarter 2015. The Company's core efficiency ratio was 62.40% during first quarter 2016, compared with 59.62% during fourth quarter 2015 and 63.04% during first quarter 2015.

"During first quarter, we continued to focus on getting the right people, processes and technology systems in place to increase our efficiency and allow us to continue to grow our business," said Kevin Riley. "This focus on infrastructure will continue through all of 2016," Riley continued.

LOANS

Total loans were $5.2 billion as of March 31, 2016 and December 31, 2015. Indirect consumer loans increased $29 million, or 4.6%, to $651 million as of March 31, 2016, from $623 million as of December 31, 2015 primarily due to the continued expansion of our indirect lending program within our existing market areas and increases in the average loan amounts advanced during first quarter. Commercial loans increased $33 million, or 4.1%, to $825 million as of March 31, 2016, from $792 million as of December 31, 2015, primarily due to continued business expansion in the Company's market areas. Commercial real estate loans decreased $29 million, or 1.6%, to $1.8 billion as of March 31, 2016, from $1.8 billion as of December 31, 2015, primarily due to the repayment of one large loan and increases in loan participations.

Total loans increased 6.4% to $5.2 billion as of March 31, 2016, from $4.9 billion as of March 31, 2015. Exclusive of acquisitions, total loans grew organically 5.7%, with all loan categories except agricultural real estate showing increases. Management attributes organic year-over-year growth to continued business expansion in the Company's market areas, particularly in the Billings, Gallatin Valley, Rapid City and Flathead markets.

DEPOSITS

Total deposits were $7.1 billion as of March 31, 2016 and December 31, 2015. During the first quarter of 2016, the mix of deposits continued to shift away from higher costing time deposits into lower costing savings and demand deposits.

Securities sold under repurchase agreements decreased $45 million to $466 million as of March 31, 2016, from $511 million as of December 31, 2015, primarily due to fluctuations in the liquidity of our customers. All outstanding repurchase agreements were due in one day.

CAPITAL

At March 31, 2016, the Company exceeded all "well-capitalized" regulatory capital adequacy requirements. During first quarter 2016, the Company repurchased and retired 948 thousand shares of its Class A common stock at a weighted average price of $26.15 per share, which reduced period end common shares outstanding by 721 thousand shares after taking into account seasonal common stock issued under the Company's equity incentive plan and shares issued pursuant to stock option exercises. During first quarter 2016, the Company paid a quarterly common stock dividend of $0.22 per share, up from $0.20 per share a year ago.

CREDIT QUALITY

Credit quality remained stable during first quarter 2016, with non-performing assets declining to $77 million, or 0.89% of total assets, as of March 31, 2016, from $78 million, or 0.90% of total assets as of December 31, 2015. Non-accrual loans, the largest component of non-performing assets, decreased $2 million, to $64 million as of March 31, 2016, from $66 million as of December 31, 2015, primarily due to the movement of lower quality loans out of the portfolio through foreclosure. Other real estate owned increased $3 million, or 48.0%, to $9 million as of March 31, 2016, from $6 million as of December 31, 2015, primarily due to foreclosures on one residential real estate property and one land development property during first quarter 2016. Net loan charge-offs remained low at an annualized 0.07% of period-end loans.

Accruing loans past due 30-89 days were $25.0 million as of March 31, 2016, a 41.7% decrease from $42.9 million as of December 31, 2015. This decrease was primarily due to a concentrated focus on completing loan renewals within 30 days to prevent current loans in the process of renewal from becoming past due.

Criticized loans increased to $347 million, or 6.6% of total loans, as of March 31, 2016, compared to $320 million, or 6.1% of total loans as of December 31, 2015. This increase in criticized loans was primarily concentrated in commercial and commercial real estate loans to borrowers in the Company's energy sector.

The Company's allowance for loan losses was $80 million, or 1.52% of period end loans, as of March 31, 2016, as compared to $77 million, or 1.46% of period end loans, as of December 31, 2015.

“While our overall asset quality improved and credit losses continued to be very low in the first quarter, we increased the level of reserves against our oil and gas portfolio to 11.7% in light of the challenging conditions in the energy sector. We are using very conservative assumptions in our collateral valuations and our oil and gas portfolio represents just 1.3% of our total loan portfolio. Accordingly, we believe that this portfolio will have a limited impact on our future financial performance," said Kevin Riley.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, this release contains certain non-GAAP financial measures that management uses to provide supplemental perspectives on capital adequacy, operating results, performance trends and financial condition. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts certain capital adequacy measures to exclude intangible assets except mortgage servicing rights. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company's performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of the Company's capitalization to other companies.

The Company also adjusts earnings and certain performance ratios to exclude certain non-core revenues and expenses, including investment securities net gains or losses, acquisition expenses consisting primarily of travel expenses and professional fees, and nonrecurring litigation expenses. Management believes these non-GAAP financial measures are useful to investors in evaluating operating trends by excluding amounts which the Company views as unrelated to its normalized operations. These non-core income and expense adjustments may be presented before or net of estimated income tax expense.

In addition, the Company adjusts net income to exclude income tax expense and provision for loan losses. Management believes this non-GAAP financial measure is useful to investors in evaluating operating trends by excluding pre-tax amounts which the Company views as fluctuating widely based on economic conditions.

See the Non-GAAP Financial Measures table included herein for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: declining business and economic conditions, credit losses, adverse economic conditions affecting Montana, Wyoming and South Dakota, declining oil and gas prices, lending risk, adequacy of the allowance for loan losses, impairment of goodwill, failure to integrate or profitably operate acquired organizations, additional regulatory requirements if our assets exceed $10 billion, access to low-cost funding sources, changes in interest rates, dependence on the Company’s management team, ability to attract and retain qualified employees, governmental regulation and changes in regulatory, tax and accounting rules and interpretations, failure of technology, cyber-security, unfavorable resolution of litigation, inability to meet liquidity requirements, environmental remediation and other costs, ineffective internal operational controls, competition, reliance on external vendors, implementation of new lines of business or new product or service offerings, soundness of other financial institutions, failure to effectively implement technology-driven products and services, inability of our bank subsidiary to pay dividends, risks associated with introducing new lines of business, products or services, litigation pertaining to fiduciary responsibilities, change in dividend policy, uninsured nature of any investment in Class A common stock, volatility of Class A common stock, decline in market price of Class A common stock, voting control of Class B stockholders, anti-takeover provisions, dilution as a result of future equity issuances, controlled company status, and subordination of common stock to Company debt.

These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

First Quarter 2016 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss first quarter 2016 results at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Tuesday, April 26, 2016. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time) on April 26, 2016 through 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) on May 26, 2016, by dialing 1-877-344-7529 (using conference ID 10083354). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates 79 banking offices, including detached drive-up facilities, in 45 communities in Montana, Wyoming and South Dakota. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout the Company's market areas.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In thousands, except per share data)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	1Q16 vs 4Q15	1Q16 vs 1Q15
Net interest income	$67,950	$68,420	$66,330	$65,288	$64,325	(0.7)%	5.6%
Net interest income on a fully-taxable equivalent ("FTE") basis	69,012	69,492	67,400	66,399	65,381	(0.7)	5.6
Provision for loan losses	4,000	3,289	1,098	1,340	1,095	21.6	265.3
Non-interest income:
Payment services revenues	7,991	8,367	8,574	8,437	7,372	(4.5)	8.4
Mortgage banking revenues	6,141	7,282	7,983	8,802	5,906	(15.7)	4.0
Wealth management revenues	4,575	4,840	5,233	4,897	4,937	(5.5)	(7.3)
Service charges on deposit accounts	4,463	4,655	4,379	4,053	3,944	(4.1)	13.2
Other service charges, commissions and fees	2,608	2,652	2,521	2,736	2,495	(1.7)	4.5
Total fee-based revenues	25,778	27,796	28,690	28,925	24,654	(7.3)	4.6
Investment securities gains (losses)	(21)	62	23	46	6	NM	NM
Other income	1,486	3,037	1,769	2,799	3,122	(51.1)	(52.4)
Total non-interest income	27,243	30,895	30,482	31,770	27,782	(11.8)	(1.9)
Non-interest expense:
Salaries and wages	24,682	24,549	25,460	26,093	25,349	0.5	(2.6)
Employee benefits	8,802	7,576	7,312	8,070	7,780	16.2	13.1
Occupancy and equipment	6,920	8,624	8,262	8,232	8,285	(19.8)	(16.5)
Core deposit intangible amortization	827	837	842	855	854	(1.2)	(3.2)
Other expenses	19,670	19,060	18,780	19,558	17,315	3.2	13.6
Subtotal	60,901	60,646	60,656	62,808	59,583	0.4	2.2
Other real estate owned (income) expense	(39)	129	(720)	(823)	(61)	(130.2)	(36.1)
Non-core acquisition and litigation expenses	—	166	5,566	(7)	70	NM	NM
Total non-interest expense	60,862	60,941	65,502	61,978	59,592	(0.1)	2.1
Income before taxes	30,331	35,085	30,212	33,740	31,420	(13.5)	(3.5)
Income taxes	10,207	11,654	10,050	11,518	10,440	(12.4)	(2.2)
Net income	$20,124	$23,431	$20,162	$22,222	$20,980	(14.1)%	(4.1)%

Weighted-average basic shares outstanding	44,719	45,066	45,150	45,143	45,378	(0.8)%	(1.5)%
Weighted-average diluted shares outstanding	45,114	45,549	45,579	45,607	45,840	(1.0)	(1.6)
Earnings per share - basic	$0.45	$0.52	$0.45	$0.49	$0.46	(13.5)	(2.2)
Earnings per share - diluted	0.45	0.51	0.44	0.49	0.46	(11.8)	(2.2)

Core net income**	$20,137	$23,496	$23,610	$22,189	$21,020	(14.3)%	(4.2)%
Core pre-tax, pre-provision net income**	34,352	38,478	36,853	35,027	32,579	(10.7)	5.4
Core earnings per share - diluted**	0.45	0.52	0.52	0.49	0.46	(13.5)	(2.2)

NM - not meaningful
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of net income (GAAP) to core net income (non-GAAP) and core pre-tax, pre-provision net income (non-GAAP); and earnings per share - diluted (GAAP) to core earnings per share - diluted (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In thousands, except per share data)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	1Q16 vs 4Q15	1Q16 vs 1Q15
Assets:
Cash and cash equivalents	$655,528	$780,457	$708,295	$506,434	$637,803	(16.0)%	2.8%
Investment securities	2,144,740	2,057,505	2,067,636	2,139,433	2,340,904	4.2	(8.4)
Loans held for investment	5,191,469	5,193,321	5,120,794	5,028,624	4,871,548	—	6.6
Mortgage loans held for sale	52,989	52,875	55,686	75,322	55,758	0.2	(5.0)
Total loans	5,244,458	5,246,196	5,176,480	5,103,946	4,927,306	—	6.4
Less allowance for loan losses	79,924	76,817	74,256	76,552	75,336	4.0	6.1
Net loans	5,164,534	5,169,379	5,102,224	5,027,394	4,851,970	(0.1)	6.4
Premises and equipment	188,714	190,812	190,386	189,488	192,748	(1.1)	(2.1)
Goodwill and intangible assets (excluding mortgage servicing rights)	214,248	215,119	215,843	215,958	216,815	(0.4)	(1.2)
Company owned life insurance	188,396	187,253	185,990	177,625	154,741	0.6	21.7
Other real estate owned	9,257	6,254	8,031	11,773	15,134	48.0	(38.8)
Mortgage servicing rights	15,574	15,621	15,336	14,654	14,093	(0.3)	10.5
Other assets	109,689	105,796	110,789	103,459	104,334	3.7	5.1
Total assets	$8,690,680	$8,728,196	$8,604,530	$8,386,218	$8,528,542	(0.4)%	1.9%

Liabilities and stockholders' equity:
Deposits	$7,107,463	$7,088,937	$7,035,794	$6,804,401	$6,968,159	0.3%	2.0%
Securities sold under repurchase agreements	465,523	510,635	437,533	469,145	462,073	(8.8)	0.7
Long-term debt	27,907	27,885	43,089	43,068	43,048	0.1	(35.2)
Subordinated debentures held by subsidiary trusts	82,477	82,477	82,477	82,477	82,477	—	—
Other liabilities	65,296	67,769	67,062	62,272	58,335	(3.6)	11.9
Total liabilities	7,748,666	7,777,703	7,665,955	7,461,363	7,614,092	(0.4)	1.8
Stockholders' equity:
Common stock	288,782	311,720	309,167	313,125	310,544	(7.4)	(7.0)
Retained earnings	648,631	638,367	623,967	612,875	599,727	1.6	8.2
Accumulated other comprehensive income (loss)	4,601	406	5,441	(1,145)	4,179	NM	10.1
Total stockholders' equity	942,014	950,493	938,575	924,855	914,450	(0.9)	3.0
Total liabilities and stockholders' equity	$8,690,680	$8,728,196	$8,604,530	$8,386,218	$8,528,542	(0.4)%	1.9%

Common shares outstanding at period end	44,707	45,428	45,345	45,507	45,429	(1.6)%	(1.6)%
Book value at period end	$21.07	$20.92	$20.70	$20.32	$20.13	0.7	4.7
Tangible book value at period end**	16.28	16.19	15.94	15.58	15.36	0.6	6.0

NM - not meaningful
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In thousands)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	1Q16 vs 4Q15	1Q16 vs 1Q15

Loans:
Real Estate:
Commercial real estate	$1,764,492	$1,793,258	$1,750,797	$1,704,073	$1,670,829	(1.6)%	5.6%
Construction:
Land acquisition and development	219,450	224,066	212,990	211,889	209,033	(2.1)	5.0
Residential	113,317	111,763	112,495	101,023	101,689	1.4	11.4
Commercial	102,382	94,890	93,775	90,316	95,583	7.9	7.1
Total construction	435,149	430,719	419,260	403,228	406,305	1.0	7.1
Residential real estate	1,021,443	1,032,851	1,020,445	999,038	997,123	(1.1)	2.4
Agricultural real estate	153,054	156,234	163,116	158,506	156,734	(2.0)	(2.3)
Total real estate	3,374,138	3,413,062	3,353,618	3,264,845	3,230,991	(1.1)	4.4
Consumer
Indirect	651,057	622,529	616,142	589,479	566,225	4.6	15.0
Other	150,774	153,717	150,170	144,919	140,529	(1.9)	7.3
Credit card	63,624	68,107	65,649	64,728	61,708	(6.6)	3.1
Total consumer	865,455	844,353	831,961	799,126	768,462	2.5	12.6
Commercial	825,043	792,416	778,648	819,119	754,149	4.1	9.4
Agricultural	126,290	142,151	154,855	142,629	117,569	(11.2)	7.4
Other	543	1,339	1,712	2,905	377	(59.4)	44.0
Loans held for investment	5,191,469	5,193,321	5,120,794	5,028,624	4,871,548	—	6.6
Loans held for sale	52,989	52,875	55,686	75,322	55,758	0.2	(5.0)
Total loans	$5,244,458	$5,246,196	$5,176,480	$5,103,946	$4,927,306	—%	6.4%

Deposits:
Non-interest bearing	$1,860,472	$1,823,716	$1,832,535	$1,757,641	$1,757,664	2.0%	5.8%
Interest bearing:
Demand	2,142,326	2,178,373	2,134,203	2,028,648	2,098,697	(1.7)	2.1
Savings	2,001,329	1,955,256	1,918,724	1,868,877	1,906,773	2.4	5.0
Time, $100 and over	478,527	487,372	496,539	490,088	504,605	(1.8)	(5.2)
Time, other	624,809	644,220	653,793	659,147	700,420	(3.0)	(10.8)
Total interest bearing	5,246,991	5,265,221	5,203,259	5,046,760	5,210,495	(0.3)	0.7
Total deposits	$7,107,463	$7,088,937	$7,035,794	$6,804,401	$6,968,159	0.3%	2.0%

Total core deposits(1)	$6,628,936	$6,601,565	$6,539,255	$6,314,313	$6,463,554	0.4%	2.6%

(1) Core deposits are defined as total deposits less time deposits, $100 and over

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In thousands)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	1Q16 vs 4Q15	1Q16 vs 1Q15

Allowance for Loan Losses:
Allowance for loan losses	$79,924	$76,817	$74,256	$76,552	$75,336	4.0%	6.1%
As a percentage of period-end loans	1.52%	1.46%	1.43%	1.50%	1.53%

Net charge-offs (recoveries) during quarter	$893	$728	$3,394	$124	$(41)	22.7	NM
Annualized as a percentage of average loans	0.07%	0.06%	0.26%	0.01%	—%

Non-Performing Assets:
Non-accrual loans	$63,837	$66,385	$66,359	$70,848	$73,941	(3.8)%	(13.7)%
Accruing loans past due 90 days or more	4,362	5,602	3,357	2,153	5,175	(22.1)	(15.7)
Total non-performing loans	68,199	71,987	69,716	73,001	79,116	(5.3)	(13.8)
Other real estate owned	9,257	6,254	8,031	11,773	15,134	48.0	(38.8)
Total non-performing assets	$77,456	$78,241	$77,747	$84,774	$94,250	(1.0)%	(17.8)%
Non-performing assets as a percentage of:
Total loans and OREO	1.47%	1.49%	1.50%	1.66%	1.91%
Total assets	0.89	0.90	0.90	1.01	1.11

Accruing Loans 30-89 Days Past Due	$25,001	$42,869	$38,793	$31,178	$40,744	(41.7)%	(38.6)%
Accruing TDRs	12,070	15,419	16,702	15,127	16,070	(34.1)	(36.8)

Criticized Loans:
Special Mention	$144,993	$127,270	$155,157	$155,707	$140,492	13.9%	3.2%
Substandard	167,826	162,785	163,846	159,899	156,887	3.1	7.0
Doubtful	34,578	30,350	24,547	31,701	37,476	13.9	(7.7)
Total	$347,397	$320,405	$343,550	$347,307	$334,855	8.4%	3.7%

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios
(Unaudited)

	Mar 31, 2016		Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015

Annualized Financial Ratios (GAAP)
Return on average assets	0.94%		1.07%	0.94%	1.06%	1.00%
Return on average common equity	8.60		9.83	8.60	9.68	9.38
Yield on average earning assets	3.77		3.73	3.70	3.70	3.66
Cost of average interest bearing liabilities	0.31		0.32	0.31	0.31	0.31
Interest rate spread	3.46		3.41	3.39	3.39	3.35
Net interest margin ratio	3.54		3.49	3.47	3.47	3.43
Efficiency ratio	63.94		61.36	67.66	63.86	64.70
Loan to deposit ratio	73.79		74.01	73.57	75.01	70.71

Annualized Financial Ratios - Operating** (Non-GAAP)
Core return on average assets	0.94%		1.07%	1.10%	1.06%	1.00%
Core return on average common equity	8.60		9.86	10.07	9.66	9.40
Return on average tangible common equity	11.13		12.73	11.20	12.65	12.35
Core efficiency ratio	62.40		59.62	61.12	63.14	63.04
Tangible common stockholders' equity to tangible assets	8.59		8.64	8.62	8.68	8.39

Consolidated Capital Ratios:
Total risk-based capital	15.04%	*	15.36%	15.28%	15.37%	15.43%
Tier 1 risk-based capital	13.72	*	13.99	13.83	13.88	13.94
Tier 1 common capital to total risk-weighted assets	12.43	*	12.69	12.52	12.55	12.58
Leverage Ratio	10.07	*	10.12	10.13	10.11	9.73

*Preliminary estimate - may be subject to change.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average assets, return on average common equity and efficiency ratio (GAAP) to core return on average assets, core return on average common equity, return on average tangible common equity, core efficiency ratio and tangible common stockholders' equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
(In thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$5,222,905	$63,371	4.88%	$5,194,970	$64,711	4.94%	$4,895,146	$59,816	4.96%
Investment securities (2)	2,107,977	9,424	1.80	2,059,585	8,958	1.73	2,294,433	9,641	1.70
Interest bearing deposits in banks	506,839	645	0.51	644,967	535	0.33	546,583	389	0.29
Federal funds sold	1,292	2	0.62	1,090	1	0.36	1,174	2	0.69
Total interest earnings assets	7,839,013	73,442	3.77	7,900,612	74,205	3.73	7,737,336	69,848	3.66
Non-earning assets	754,962			772,523			752,077
Total assets	$8,593,975			$8,673,135			$8,489,413
Interest bearing liabilities:
Demand deposits	$2,147,532	$558	0.10%	$2,145,748	$546	0.10%	$2,089,203	$506	0.10%
Savings deposits	1,985,233	650	0.13	1,949,512	645	0.13	1,882,816	628	0.14
Time deposits	1,118,049	2,020	0.73	1,142,342	2,127	0.74	1,220,590	2,175	0.72
Repurchase agreements	477,207	90	0.08	464,104	69	0.06	479,525	54	0.05
Other borrowed funds	8	—	—	5	—	—	4	—	—
Long-term debt	29,129	449	6.20	41,889	704	6.67	38,113	515	5.48
Subordinated debentures held by subsidiary trusts	82,477	663	3.23	82,477	622	2.99	82,477	589	2.90
Total interest bearing liabilities	5,839,635	4,430	0.31	5,826,077	4,713	0.32	5,792,728	4,467	0.31
Non-interest bearing deposits	1,755,515			1,847,528			1,723,001
Other non-interest bearing liabilities	57,145			54,068			66,391
Stockholders’ equity	941,680			945,462			907,293
Total liabilities and stockholders’ equity	$8,593,975			$8,673,135			$8,489,413
Net FTE interest income		$69,012			69,492			$65,381
Less FTE adjustments (2)		(1,062)			(1,072)			(1,056)
Net interest income from consolidated statements of income		$67,950			$68,420			$64,325
Interest rate spread			3.46%			3.41%			3.35%
Net FTE interest margin (3)			3.54%			3.49%			3.43%
Cost of funds, including non-interest bearing demand deposits (4)			0.23%			0.24%			0.24%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In thousands, except per share data)		Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015

Net income (GAAP)	(A)	$20,124	$23,431	$20,162	$22,222	$20,980
Adj: investment securities (gains) losses, net		21	(62)	(23)	(46)	(6)
Plus: acquisition & nonrecurring litigation expenses		—	166	5,566	(7)	70
Adj: income tax (benefit) expense		(8)	(39)	(2,095)	20	(24)
Total core net income (Non-GAAP)	(B)	$20,137	$23,496	$23,610	$22,189	$21,020

Net income (GAAP)		$20,124	$23,431	$20,162	$22,222	$20,980
Add back: income tax expense		10,207	11,654	10,050	11,518	10,440
Add back: provision for loan losses		4,000	3,289	1,098	1,340	1,095
Adj: investment securities (gains) losses, net		21	(62)	(23)	(46)	(6)
Plus: acquisition & nonrecurring litigation expenses		—	166	5,566	(7)	70
Core pre-tax, pre-provision net income (Non-GAAP)		$34,352	$38,478	$36,853	$35,027	$32,579

Weighted-average diluted shares outstanding	(C)	45,114	45,549	45,579	45,607	45,840
Earnings per share - diluted (GAAP)	(A)/(C)	$0.45	$0.51	$0.44	$0.49	$0.46
Core earnings per share - diluted (Non-GAAP)	(B)/(C)	0.45	0.52	0.52	0.49	0.46

Total non-interest income (GAAP)	(D)	$27,243	$30,895	$30,482	$31,770	$27,782
Adj: investment securities (gains) losses, net		21	(62)	(23)	(46)	(6)
Total core non-interest income (Non-GAAP)		27,264	30,833	30,459	31,724	27,776
Net interest income (GAAP)	(E)	67,950	68,420	66,330	65,288	64,325
Total core revenue (Non-GAAP)		95,214	99,253	96,789	97,012	92,101
Add: FTE adjustments		1,062	1,072	1,070	1,111	1,056
Total core revenue for core efficiency ratio (Non-GAAP)	(F)	$96,276	$100,325	$97,859	$98,123	$93,157

Total non-interest expense (GAAP)	(G)	$60,862	$60,941	$65,502	$61,978	$59,592
Less: acquisition & nonrecurring litigation expenses		—	(166)	(5,566)	7	(70)
Core non-interest expense (Non-GAAP)		60,862	60,775	59,936	61,985	59,522
Less: amortization of core deposit intangible		(827)	(837)	(842)	(855)	(854)
Adj: OREO (expense) income		39	(129)	720	823	61
Non-interest expense for core efficiency ratio (Non-GAAP)	(H)	$60,074	$59,809	$59,814	$61,953	$58,729

Efficiency ratio (GAAP)	(G)/[(D)+(E)]	63.94%	61.36%	67.66%	63.86%	64.70%
Core efficiency ratio (Non-GAAP)	(H)/(F)	62.40	59.62	61.12	63.14	63.04

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Continued
(Unaudited)

		As Of or For the Quarter Ended
(In thousands, except per share data)		Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015

Annualized net income	(I)	$80,938	$92,960	$79,991	$89,132	$85,086
Annualized core net income	(J)	80,991	93,218	93,670	89,000	85,248
Total quarterly average assets	(K)	8,593,975	8,673,135	8,495,436	8,427,110	8,489,413

Return on average assets (GAAP)	(I)/(K)	0.94%	1.07%	0.94%	1.06%	1.00%
Core return on average assets (Non-GAAP)	(J)/(K)	0.94	1.07	1.10	1.06	1.00

Total quarterly average stockholders' equity (GAAP)	(L)	$941,680	$945,462	$929,757	$921,229	$907,293
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		(214,797)	(215,496)	(215,829)	(216,457)	(218,511)
Average tangible common stockholders' equity (Non-GAAP)	(M)	$726,883	$729,966	$713,928	$704,772	$688,782

Total stockholders' equity, period-end (GAAP)	(N)	$942,014	$950,493	$938,575	$924,855	$914,450
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(214,248)	(215,119)	(215,843)	(215,958)	(216,815)
Total tangible common stockholders' equity (Non-GAAP)	(O)	$727,766	$735,374	$722,732	$708,897	$697,635

Return on average common equity (GAAP)	(I)/(L)	8.60%	9.83%	8.60%	9.68%	9.38%
Core return on average common equity (Non-GAAP)	(J)/(L)	8.60	9.86	10.07	9.66	9.40
Return on average tangible common equity (Non-GAAP)	(I)/(M)	11.13	12.73	11.20	12.65	12.35

Total assets (GAAP)	(P)	$8,690,680	$8,728,196	$8,604,530	8,386,218	8,528,542
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(214,248)	(215,119)	(215,843)	(215,958)	(216,815)
Tangible assets (Non-GAAP)	(Q)	$8,476,432	$8,513,077	$8,388,687	$8,170,260	$8,311,727

Total common shares outstanding, period end	(R)	44,707	45,428	45,345	45,507	45,429

Book value per share, period end (GAAP)	(N)/(R)	$21.07	$20.92	$20.70	$20.32	$20.13
Tangible book value per share, period-end (Non-GAAP)	(O)/(R)	16.28	16.19	15.94	15.58	15.36
Average common stockholders' equity to average assets (GAAP)	(L)/(K)	10.96	10.90	10.94	10.93	10.69
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(O)/(Q)	8.59	8.64	8.62	8.68	8.39

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com